Exhibit 10.2

ACKNOWLEDGMENT AND AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

Reference is made to the Securities Purchase Agreement (the “Agreement”) dated as of April 22, 2014 by and between Banc of California, Inc., a Maryland corporation (the “Company”) and OCM BOCA Investor, LLC (the “Investor”). This Acknowledgment and Amendment (this “Amendment”), dated as of October 28, 2014, by and between the Company and the Investor, hereby amends the Agreement and sets forth certain acknowledgments in connection therewith as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Agreement provides that either the Company or the Investor may terminate the Agreement if the Closing shall not have occurred by midnight, Eastern Time, at the end of the day on October 31, 2014 (the “Outside Time”);

WHEREAS, based on certain press reports, the Investor understands that the Closing may not occur before the Outside Time and has asked the Company to agree to an extension of the Outside Time;

WHEREAS, the Company has determined such extension to be in its best interest and has asked the Investor to confirm certain additional matters as of the date hereof;

NOW, THEREFORE, the Company and the Investor agree to amend the Agreement as follows:

1. For purposes of Section 2(a) of the Agreement, and based on the representation of the Company set forth in the immediately succeeding sentence, the parties hereby agree that (a) as of the date hereof, based on the issuances of Common Stock and Tangible Equity Units publicly disclosed by the Company prior to the date hereof, the Purchase Price Per Share (if the Closing were to take place on the date hereof) is $9.78 (which will, for the avoidance of doubt, in accordance with the terms of Section 2(c) of the Agreement, remain subject to a $0.50 per share Equity Support Payment), and (b) the number of Investor Shares is expected to be 3,287,954 (based on a total of 33,211,655 shares expected to be outstanding immediately after the Closing after giving effect to the issuance of all shares of Common Stock issued in connection with the acquisition and financing of the Transferred Operations, including but not limited to the Investor Shares), and will be confirmed immediately prior to Closing. For the avoidance of doubt, (i) the Purchase Price Per Share remains subject to change in accordance with Section 2(a) of the Agreement in the event that the Company issues and sells or agrees to issue or sell, following the time hereof and prior to the Closing, Common Stock or any Common Stock Equivalent or any related or derivative securities (subject to the exceptions in Section 2(b) of the Agreement) at a price per share lower than $9.78, and (ii) the number of Investor Shares will be subject to a final determination based on the number of shares outstanding immediately after the Closing after giving effect to the issuance of all shares of Common Stock issued in connection with the acquisition and financing of the Transferred Operations, including but not limited to the Investor Shares. The Company hereby represents that (except for the issuances excepted under Section 2(b) of the Agreement) it has not issued any Common Stock, Common Stock Equivalent or any related or derivative security following the date of the Agreement and through the date hereof other than such issuances of Common Stock and Tangible Equity Units as have been publicly disclosed by the Company prior to the date hereof.

2. Investor hereby waives, for all purposes under the Agreement, any breach or violation of any representation, warranty, covenant or other term of the Agreement that may be deemed, or may in any way be claimed, to have occurred as a result of the matters disclosed in the Company’s report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 18, 2014.

3. Section 7(a) shall be amended to read in its entirety as follows.

Termination. This Agreement may be terminated (i) by mutual agreement of the parties hereto; (ii) by the Investor if there has been a breach of any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5(b) and such breach is not or cannot be cured within 30 days of notice thereof, provided that the Investor is not then in material breach of any representation, warranty, covenant or agreement of this Agreement; (iii) by the Company if there has been a breach of any representation, warranty, covenant or agreement made by the Investor pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5(a) and such breach is not or cannot be cured within 30 days of notice thereof, provided that the Company is not then in material breach of any representation, warranty, covenant or agreement of this Agreement; or (iv) by either the Company or the Investor, if the Closing shall not have occurred by midnight, Eastern Time, at the end of the day on December 15, 2014.

4. Governing Law. THIS AMENDMENT SHALL BE ENFORCED, GOVERNED AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES.

5. Miscellaneous. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one in the same agreement.

6. Entire Agreement. This Amendment, together with the Agreement and the exhibits thereto, constitutes the entire understanding between the parties hereto with respect to the subject matter of this Amendment and the Agreement and may be amended only by written execution by each of the parties hereto. Upon execution by the Company and the Investor, this Amendment shall be binding on such parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BANC OF CALIFORNIA, INC.

By:	/s/ John Grosvenor
Name:	John Grosvenor
Title:	General Counsel

[Signature page to Acknowledgement and Amendment to Securities Purchase Agreement]

OCM BOCA INVESTOR, LLC By OCM FIE, LLC, Its Manager

By:	/s/ Patrick McCaney
Name:	Patrick McCaney
Title:	Authorized Signatory

By:	/s/ Brian Laibow
Name:	Brian Laibow
Title:	Authorized Signatory

[Signature page to Acknowledgement and Amendment to Securities Purchase Agreement]